UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): April 29, 2005

                                -----------------


                       PEGASUS COMMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)



           Delaware                      0-32383                 23-3070336
 (State or Other Jurisdiction   (Commission File Number)       (IRS Employer
       of Incorporation)                                    Identification No.)

     c/o Pegasus Communications Management Company
                  225 City Line Avenue
               Bala Cynwyd, Pennsylvania                       19004
        (Address of Principal Executive Offices)             (Zip Code)


  Registrant's Telephone Number, Including Area Code:     (800) 376-0022


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 4.02.        Non-Reliance On Previously Issued Financial Statements Or A
                  Related Audit Report Or Completed Interim Review

         Pursuant to paragraph (a) of Item 402, the registrant makes the following disclosures: 1) Correction of the balance and presentation of our Series C convertible preferred stock ("Series C"); 2) Correction of the presentation of the dividends recorded on Pegasus Satellite Communications, Inc.'s mandatorily redeemable preferred stock ("our subsidiary's mandatorily redeemable preferred stock"); and, 3) Correction of loss from continuing operations and net loss applicable to common shares in certain per share calculations.

         On April 29, 2005 we concluded that the presentation of and the balance of our Series C was incorrect in our consolidated balance sheets and our consolidated statements of stockholders' equity (deficiency) included in our previously filed Form 10-K/A for the fiscal year ended December 31, 2003.

         We previously presented the Series C as redeemable because it was believed that there could have been a situation outside our control in which redemption of the series would be required. In conjunction with our 2004 audit, we reconsidered the terms and conditions of the certificate of designation and it was determined that there are no situations outside of our control in which redemption of the series would be required.

         Consequently, as of December 31, 2003 we will correct the previously reported carrying amount for Series C by reducing redeemable preferred stock by $176.1 million, recording $18 thousand of par value to Series C convertible preferred stock, and increasing additional paid in capital by $176.1 million. As of December 31, 2003, we will also reverse undeclared accrued dividends on the Series C of $22.7 million by decreasing redeemable preferred stock and increasing additional paid in capital.

         In addition, as of December 31, 2002 we will correct the previously recorded carrying amount for Series C by reducing redeemable preferred stock by $175.0 million, recording $18 thousand of par value to Series C convertible preferred stock, and increasing additional paid in capital by $175.0 million. At December 31, 2002, we will also reverse undeclared accrued dividends on the Series C of $10.8 million by decreasing redeemable preferred stock and increasing additional paid in capital.

         Our consolidated statements of operations and comprehensive loss, including computations of per common share amounts, and consolidated statements of cash flows will not be affected as a result of correcting the above errors.

         On May 5, 2005, as a result of further consideration, we concluded that dividends recorded on our subsidiary's mandatorily redeemable preferred stock should have been a charge against income in our consolidated statements of operations and comprehensive loss included in our previously filed Form 10-K/A for the fiscal year ended December 31, 2003. The incremental charges against income for the fiscal years ended December 31, 2003, 2002 and 2001 were approximately $7.0 million, $17.7 million, and $18.0 million, respectively. Our computations of basic and diluted per common share amounts were not affected as a result of this error, as the dividends recorded on our subsidiary's mandatorily redeemable preferred stock were correctly deducted in arriving at per common share amounts. We will also restate our statements of stockholders' equity to correct this error for the years ended December 31, 2003, 2002 and 2001 to increase accumulated deficit and increase additional paid in capital for the effect of these errors.

         On May 5, 2005 we also concluded that certain gains recognized on redemptions of our Series C and our subsidiary's mandatorily redeemable preferred stock should have reduced loss from continuing operations and net loss applicable to common shares in our computations of per common share amounts in our consolidated statement of operations and comprehensive loss for the years ended December 31, 2003 and December 31, 2002. The gains for 2003 and 2002 totaled $360 thousand and $159.5 million, respectively. Correction of this error will improve basic per common share amounts by $0.03 and $13.34, for the years


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ended December 31, 2003 and 2002, respectively, for both loss from continuing operations and net loss applicable to common shares. The gain in 2002 also affected the computation of diluted per common share amounts. Correction of this error will improve diluted per common share amounts by $7.59 and $7.71 for 2002's loss from continuing operations and net loss applicable to common shares, respectively.

         As a result of these pending restatements, the previously issued financial statements contained in our Form 10-K/A for the fiscal year ended December 31, 2003 and our Form 10-Qs for each of the quarterly periods in 2004 should no longer be relied upon. We intend to effect the restatement of our financial statements for these matters through the filing of our Form 10-K for the fiscal year ended December 31, 2004.

         We have provided to, and discussed with, both our current and prior independent registered accountants, these accounting matters.


Item 8.01         Other Events.

         On May 5, 2005, notice was filed with the United States Bankruptcy Court, District of Maine, indicating that the plans of reorganization relating to our subsidiary Pegasus Satellite Communications, Inc. and Pegasus Satellite Communications, Inc.'s direct and indirect subsidiaries who are debtors in bankruptcy became effective on such date.


Item 9.01         Financial Statements and Exhibits.

(a) - (b) Not applicable.

(c) Exhibits.


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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         PEGASUS COMMUNICATIONS CORPORATION


                         By         /s/ Scott A. Blank
                            ----------------------------------------
                                Scott A. Blank,
                                Senior Vice President


Date:  May 12, 2005



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